Exhibit 99.1

Supermicro® Expands Silicon Valley Headquarters
Company Enters into Agreement to Acquire 36-Acre San Jose Mercury News Campus

San Jose, Calif., September 24, 2013 - Super Micro Computer, Inc. (NASDAQ: SMCI), a global leader in high-performance, high-efficiency server, storage technology and green computing, announces that it has signed an agreement with San Jose Mercury News to acquire its San Jose campus located in the heart of Silicon Valley, USA. The 36-acre campus is currently home to the San Jose Mercury News and Bay Area News Group and includes 324,000 square feet of prime building space. The property is located within a mile of Supermicro's existing headquarters and will serve as an extension to Supermicro's US R&D and operations for worldwide growth.

“This new addition to our campus provides us space for immediate R&D and operations expansion to meet strong needs for high energy efficient server and storage solutions,” said Charles Liang, President and CEO of Supermicro. “We are increasing operational efficiency, engineering resources and integration capacity to further accelerate development of industry leading green computing solutions while giving back to our local economy with continued job growth. At Supermicro, this is an exciting milestone in our 20 year history and we look forward to delivering next generation, energy efficient computing solutions from the heart of Silicon Valley.”

“Supermicro's announcement that it will acquire the San Jose Mercury News site is a strong indicator of Silicon Valley's position as the world's center of innovation,” said San Jose Mayor Chuck Reed. “I thank Supermicro for choosing to stay and grow in San Jose, the Capital of Silicon Valley. We appreciate Supermicro's investment and the jobs it will generate, and are committed to work at the speed of business to ensure the company's development timelines are met as it expands its headquarters in North San Jose.”

Consummation of the sale of the property is subject to customary closing conditions, including, among others, Supermicro's review of the property. Escrow of the property is expected to close on or about October 30, 2013.

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About Super Micro Computer, Inc.
Supermicro® (NASDAQ: SMCI), the leading innovator in high-performance, high-efficiency server technology is a premier provider of advanced server Building Block Solutions® for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro is committed to protecting the environment through its “We Keep IT Green®” initiative and provides customers with the most energy-efficient, environmentally-friendly solutions available on the market.

Supermicro, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

All other brands, names and trademarks are the property of their respective owners.

Media Contact
David Okada
Super Micro Computer, Inc.
davido@supermicro.com

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